SUBCONTRACT AGREEMENT

This subcontract (the “Subcontract” or “Agreement”) is entered into as of the date it is fully executed by the Parties (“Effective Date”) by and between IMPAQ International, LLC located at 10420 Little Patuxent Parkway, Suite 300, Columbia, Maryland 21044 (“IMPAQ” or “Contractor”), and Precision Opinion, Inc., located at 101 Convention Center Drive, Plaza 125, Las Vegas, NV 89109 (“Subcontractor”). Work under this Subcontract is not authorized until it is fully executed by both Parties.

WHEREAS, the Contractor has executed a Small Business Expedited Research and Demonstration (SBRAD) IDIQ Contract, Contract Number HHSM-500-2011-000131 (the “Prime Contract”) with the U.S. Department of Health and Human Services (HHS), Centers for Medicare & Medicaid Services (CMS) to provide certain services; and

WHEREAS, the Prime Contract contemplates that the Client will issue specific scopes of Work to Contractor in the form of Orders for Supplies or Services issued under the Prime Contract under a Firm Fixed Price (“FFP”), Time and Materials (“T&M”) and/or Cost Plus Fixed Fee (“CPFF”) basis (“Prime Contract Task Orders”); and

WHEREAS, the Client has issued Prime Contract Task Order No. HHSM-500-T0008, “National Implementation of the Medicare Fee-For-Service CAHPS Survey Data Collection and Data File Preparation” (the “Task Order”), pursuant to which Contractor is required to perform a certain scope of work defined therein for the Center for Medicare & Medicaid Services (CMS) (the “Client”); and

WHEREAS, pertinent portions of the Prime Contract and the Task Order are attached hereto as Exhibit A and Exhibit B, respectively, which are incorporated in their entirety as if fully and correctly set forth herein; and

WHEREAS, the Contractor and Subcontractor desire to enter into this Subcontract whereby the Contractor shall engage Subcontractor to undertake all or a portion of the work described in the Task Order, and to set forth the terms and conditions of agreement between them; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby confirmed, the Contractor and Subcontractor hereto agree as follows:

1. The Contractor and Subcontractor acknowledge that the Recitals above are an integral part of this Subcontract, and agree to be bound by the terms thereof.

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2.       SCOPE OF WORK: Subcontractor’s scope of work (“Subcontract Scope of Work”) under this Subcontract is the scope of work as described in Exhibit C, attached hereto. The Subcontract Scope of Work shall contain the services and work (collectively, the “Work”) for which Subcontractor is responsible under this Subcontract. Subcontractor assumes towards Contractor all obligations and responsibilities that Contractor has assumed towards Client under the Prime Contract and the Task Order for that portion of the Work, including, without limitation, all requirements relating to the quality, quantity and timeliness of the scope of work to be performed. All Subcontractor performance shall be at the direction of Contractor; however, control by Contractor over the method of performance shall be limited to quality control and safety measures in accordance with Section 14 of this Subcontract.

3.       SUBCONTRACT PRICE: Subcontractor shall be paid on a firm-fixed-price basis. Contractor agrees to pay Subcontractor for the satisfactory performance of the Subcontract Scope of Work with Subcontractor charges not to exceed $425,000.00, as determined to be allowable provided under FAR Part 31, et seq. (the “Total Subcontract Price”), pursuant to the terms and pricing information provided by Subcontractor (“Subcontractor Pricing Information”), attached hereto as Exhibit D and incorporated in its entirety as if fully and correctly set forth herein. Subcontractor funding is not transferable between years, even in the event of a multi year period of performance, or where funds are authorized by year, and shall not roll-over from year to year unless explicitly authorized by Contractor in writing. The prices specified in Exhibit D, Subcontractor Pricing Information, will not be increased due to increased labor or materials costs during the term of this Subcontract. Any expenditures in excess of the stated fixed price are not allowable and will be at the Subcontractor’s own risk.

3.1	Current Funding Authorized: As of the Effective Date of this Subcontract, the authorized funding for the Subcontract Scope of Work required under this Subcontract is in the amount of $425,000.00 (the “Current Funded Subcontract Price”). Upon the authorization of additional funding, the Current Funded Subcontract Price may be increased accordingly. At no time shall Subcontractor be entitled to payment from Contractor that would cause the aggregate of all payments under this Subcontract to exceed the Current Funded Subcontract Price for the current Period of Performance, or the Total Subcontract Price for all Option Years or Option Periods.

3.2	Reserved.

4.       PERIOD OF PERFORMANCE: The period of performance of the Subcontract shall be from the Effective Date of the Agreement through September 29, 2017 unless terminated as provided by Article 8 of this Subcontract. Subcontractor acknowledges that to the extent the Prime Contract and/or Task Order allows the Client to extend the period of performance of the Task Order for an additional period of time and the Client extends the Task Order period of performance, Contractor has the right, at its sole option, to extend the Period of Performance of this Subcontract accordingly, and any such extension shall be effective upon receipt by Subcontractor of written notice from Contractor. In addition, Contractor and Subcontractor may agree to extend the term of the Subcontract through the execution of a written agreement, which written agreement shall specify a new completion date for the Subcontract.

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5.	MODIFICATIONS AND CHANGES

5.1.	Except as expressly excepted herein, all modifications, amendments or other changes to this Subcontract shall not be effective or binding on the parties unless in writing and signed by duly authorized representatives of both Contractor and Subcontractor, and, if required by the Prime Contract, approved by the Client.

5.2.	From time to time, Contractor may issue unilateral modifications to accomplish Contractor purposes of an administrative nature to Subcontractor which shall be effective upon receipt by Subcontractor and shall not require the signature of Subcontractor.

5.3.	If the Client issues Contractor a unilateral change under the Task Order that affects Subcontractor’s Scope of Work, Contractor may issue Subcontractor a unilateral change order to this Subcontract which shall be effective upon receipt by Subcontractor. Any unilateral change order issued by Contractor under this Section 5.3 does not require the signature of Subcontractor. Upon receipt of a unilateral change order from Contractor, Subcontractor shall commence performing the changed work as described, and, if Subcontractor believes that the change will result in an increase or decrease in the Total or Current Funded Subcontract Price or Period of Performance, or otherwise affects any other terms and conditions of this Subcontract, then Subcontractor shall submit to Contractor a request for equitable adjustment to the Subcontract no later than five (5) days after receipt of the unilateral change order.

6.	INVOICES AND PAYMENT

6.1.	Subcontractor shall submit its payment requests to IMPAQ, Attn: Accounting Dept, at the following email address: ap@impaqint.com. Subcontractor shall submit timely, compliant payment requests according to the payment schedule contained in Exhibit D. Subcontractor shall submit its payment request to Contractor in a timely manner, but in no event later than the end of the month following the month in which the Subcontractor became entitled to request payment. Subcontractor’s failure to provide Contractor with an invoice for services more than 2 months past the month in which Subcontractor became entitled to submit a payment request, will result in Subcontractor’s forfeiture of any claim for payment for such services or any fees or costs in connection with such services, unless the Contractor has acquiesced, in writing, to the late provision of an invoice.

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6.2.	Subcontractor’s payment requests shall request payment from Contractor only for the work performed by or through Subcontractor through the last date of the period covered by the payment request. Preprinted or stamped terms or conditions in Subcontractor invoices or forms are void and invalid, and shall not modify, waive, condition or qualify any provision(s) of this Agreement. Partial payments will not be made.

6.3.	Subcontractor shall not submit, and Contractor may reject, any payment request that includes a request for payment that would cause the total amount paid to Subcontractor to exceed the Current Funded Subcontract Price, or any payment request that does not comply with the terms of this Agreement. Payment to Subcontractor for any request for payment is expressly conditioned on the Client authorizing sufficient funding such that the total payment to Subcontractor does not exceed the Current Funded Subcontract Price. Payment to Subcontractor is further expressly conditioned upon Subcontractor’s compliance with all of the terms of this Agreement, including, without limitation, Subcontractor’s timely submission of a compliant invoice, Subcontractor’s timely, satisfactory completion of the Work for which payment is requested, and the acceptance of that Work, as well as the submission of a Monthly Progress Report, as described in Section 6.7, below.

6.4.	Subcontractor’s invoice will be incorporated into Contractor’s invoice and submitted to the Client. Unless otherwise specified herein, Contractor agrees to pay Subcontractor within (a) thirty (30) days after receipt of an invoice that complies with all of the requirements of this Subcontract containing allowable, approved costs; or (b) ten (10) days after Contractor receives payment from the Client for Contractor’s invoice into which Subcontractor’s invoice was incorporated, whichever is later. Subcontractor acknowledges that Client’s payment to Contractor pursuant to the Task Order for the Work performed by Subcontractor is an express condition precedent to Contractor’s obligation to pay Subcontractor for work performed under the Subcontract, unless the reason for nonpayment by Client to Contractor is solely the fault or negligence of Contractor or Contractor’s other subcontractors. Each invoice is subject to the 15% withholding specified by Client on page 3 of Exhibit B. The amounts withheld shall be retained until the execution and delivery of release by the Contractor is provided to Client, and Client remits the withholding.

6.5.	Final Invoice: Subcontractor shall submit a final invoice to Contractor containing all outstanding costs or claims for payment for any reason (“Final Invoice”) within sixty (60) days following Subcontractor’s completion of the Subcontract, which shall be the date of expiration of the period of performance or the effective date of termination of the Subcontract in its entirety for cause or convenience, whichever occurs first. In the event no invoice is submitted within that period, the parties agree that the amounts shown on the invoices submitted prior to the termination date of this Subcontract represent the total amount to be paid to the Subcontract and no additional amounts will be due or payable. Concurrently, Subcontractor shall follow the closeout procedures outlined in Section 18. In Contractor’s sole discretion, Contractor may withhold payment of Subcontractor’s Final Invoice until the requirements of Section 18 have been satisfied. Payment to Subcontractor pursuant to Subcontractor’s submission of its Final Invoice shall be the final payment made to Subcontractor and Subcontractor shall not be permitted to claim or submit for any further payment or adjustments.

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6.6.	On each of its payment requests, Subcontractor shall include the Task Order number and/or Subtask Order number (if applicable), the billing code (2537) for this project), the deliverable number (if applicable), description, submission date and price. Subcontractor shall not vary the rates, fee or hours without Contractor prior approval; doing so without approval shall be considered a breach of this Subcontract. Subcontractor’s payment requests shall be based on the Subcontractor Pricing Information in Exhibit D, and shall refer to such Subcontractor Pricing Information as required by Contractor in order to allow Contractor to identify the costs requested by Subcontractor. Contractor’s payment to Subcontractor on an improper invoice, inconsistent with the Subcontractor’s stated rates, hours, or other pricing information shall not operate as a waiver of the requirements of this Section 6.6, in accordance with Section 19.8, and Contractor, in its sole discretion, may take whatever actions it deems necessary to recoup any improperly paid costs based on incorrect invoices, regardless of when discovered.

6.7.	For each of its payment requests, Subcontractor shall provide all supporting documentation required by this Subcontract, the Prime Contract, the Task Order, the Contractor and the Client.

6.8.	At the same time that Subcontractor submits its payment request, Subcontractor shall submit a Monthly Progress Report to Contractor using the attached Exhibit E, Monthly Progress Report template. Subcontractor shall submit the Monthly Progress Report with its invoice to the Accounting Department at ap@impaqint.com. Subcontractor acknowledges that the failure to submit a Monthly Progress Report with its invoice may delay or bar approval of the invoice, which will toll the payment time period set forth in 6.4.

6.9.	When submitting a payment request, Subcontractor shall determine whether the amount previously invoiced to Contractor plus the amount to be invoiced for work to be performed in the following sixty (60) days will result in Subcontractor requesting payment for greater than seventy-five percent (75%) of the Current Funded Subcontract Price. If Subcontractor determines that the amount previously invoiced plus the expected amount to be invoiced for work to be performed in the following sixty (60) days will exceed this amount, then Subcontractor shall provide Contractor with written notice to the contact provided in Section 19.16, below, and to AP@impaqint.com, stating as such as part of the payment request. Subcontractor shall further provide written notice to Contractor within ten (10) business days when it determines that seventy-five percent (75%) of the Current Funded Subcontract Price has been invoiced.

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6.10.	Contractor may set-off any claims Contractor may have against Subcontractor against amounts payable to Subcontractor under this Subcontract. This provision is not intended to, and shall not affect the Subcontractor’s sole right and obligation to determine the method of payment for its own employees.

6.11.	Subcontractor’s acceptance of final payment under the Subcontract shall constitute Subcontractor’s full and final release of all claims, whether known or unknown, against Contractor which are in any way related to this Subcontract.

6.12.	Reserved.

6.13.	Reserved.

7.           INDEMNIFICATION: To the fullest extent permitted by law, the Subcontractor shall indemnify and hold harmless Contractor, Contractor’s subsidiaries, parent companies and/or affiliates, Client, and agents, officers and employees of any of them, from and against all claims, suits, damages, losses and expenses, including but not limited to attorneys’ fees, (“Loss”) arising out of or resulting from Subcontractor’s acts or omissions, except to the extent that such Loss was caused by the negligence or willful misconduct of Contractor. Subcontractor shall further indemnify and hold harmless Contractor, Contractor’s subsidiaries, parent companies and/or affiliates, Client, and agents, officers and employees of any of them, from and against all claims, suits, damages, losses and expenses, including but not limited to attorneys’ fees, arising out of, resulting to, or related to any employment claims against Contractor by Subcontractor’s employees, however alleged.

8.	TERMINATION:

8.1.	Contractor Termination for Cause: In the event that Subcontractor materially breaches and defaults under this Subcontract or otherwise fails to make progress or otherwise takes action so as to endanger the timely and satisfactory completion of the services defined in this Subcontract or the Task Order, Contractor may terminate the Subcontract, in whole or in part, for default after providing Subcontractor with a cure notice providing Subcontractor ten (10) days to cure the default or breach. If Subcontractor fails to fully cure the breach or default within the aforementioned ten (10) day cure period, Contractor may terminate the Subcontract, in whole or in part, by written Termination Notice to Subcontractor. Upon issuance of the Termination Notice, Subcontractor shall stop all work immediately, and within ten (10) days of such receipt, deliver to Contractor any and all finished and unfinished work product along with any information or resources provided to Subcontractor by the Client or Contractor. In the event of a Termination for Cause, Subcontractor shall not be entitled to receive any further payments until the Work is completed. If, after the Work is completed, it is determined that the amount owed to Subcontractor under the Subcontract for Work satisfactorily completed and accepted prior to termination is greater than the total cost to Contractor to complete the Work, such excess amount shall be paid to Subcontractor. If the cost to complete the Work plus the amount previously paid to Subcontractor is greater than the Current Funded Subcontract Price, then Subcontractor shall pay Contractor such excess amount within five (5) days of receiving a demand from Contractor for such costs. If a termination for cause is later determined to be improper by a court of competent jurisdiction, then such termination shall be deemed a termination for convenience pursuant to this Article 8. In the event that a portion of the Subcontract is terminated for cause, Subcontractor shall continue to diligently perform any other Work under the Subcontract.

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8.2.	Contractor Termination for Convenience: Contractor may at any time and for any reason whatsoever terminate this Subcontract, or any part thereof, at Contractor’s sole convenience and discretion. Such termination for convenience shall be by service of written notice to Subcontractor. Upon receipt of such notice, Subcontractor shall, unless the notice directs otherwise, immediately discontinue the Work in connection with the terminated Subcontract, or the terminated portion thereof. Upon a termination for convenience, Subcontractor shall be paid for the satisfactory Work performed prior to the termination for convenience, and Subcontractor will not be entitled to, and hereby waives all claims to payment, including, but not limited to, any profits or overhead, related to Work not performed.

8.3.	Client Termination for Cause: If the Client terminates the Prime Contract or the Task Order for default, then the Subcontract issued pursuant to that Prime Contract Task Order will be similarly terminated for default upon Subcontractor’s receipt of Contractor’s written notice of default termination by the Client. Subcontractor is bound to the procedures and obligations regarding Default Termination in the Prime Contract.

8.4.	Client Termination for Convenience: If the Client terminates the Prime Contract or the Task Order for convenience, then the Subcontract issued pursuant to the Task Order will be similarly terminated for convenience upon Subcontractor’s receipt of Contractor’s written notice of convenience termination by the Client. Subcontractor is bound to the procedures and obligations regarding Client Convenience Termination in the Prime Contract.

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8.5.	Stop Work Orders: Notwithstanding any other provisions of this Subcontract, a stop work order which relates to the Subcontractor’s Work, may, by issuance of written notice to Subcontractor, suspend all or any portion of the Work. Upon receipt of such written notice from Contractor, Subcontractor shall immediately cease all work as directed by Contractor. Subcontractor shall promptly resume all Work upon receipt of notice from Contractor that the stop work order has been lifted. Subcontractor shall make every effort to minimize all costs associated with stopping or resuming work. Subcontractor may not claim payment for any work performed during the stop work period.

9.	WORK PRODUCT, OWNERSHIP AND USE OF INFORMATION:

9.1.	All Work Product developed by Subcontractor, and all materials, information and data provided to Subcontractor, as part of its work under this Subcontract, shall be used by Subcontractor solely for the purposes of performing under the Prime Contract, the Task Order and/or this Subcontract. “Work Product” means all information, ideas, materials, data, reports, software and deliverables developed by Subcontractor in the performance of this Subcontract, in whatever stage of completion, including without limitation, advertisements, background and interim documents, computer programs, databases, designs, diagrams, discoveries, documents, drawings, conclusions, films, findings, formulae, improvements, inventions, manuals, methods, models, notes, pamphlets, plans, processes, recommendations, reports, surveys, software, sound reproductions, source code, studies, tapes, and techniques, as well as all materials necessary or related to the development, operation, and maintenance of any tools (soft, electronic tools or hard copy tools).

9.2.	All Work Product shall be an original work of Subcontractor and shall not infringe on any patent, copyright, trademark, trade secret or any other proprietary rights of any third party.

9.3.	All Work Product and all materials, information and data provided to Subcontractor as part of its Work under this Subcontract shall be and/or remain the sole property of Contractor and/or the Client and shall be returned to Contractor at any time upon Contractor’s request, or at the conclusion of Subcontractor’s services under this Agreement, whichever is earlier, and Subcontractor hereby expressly waives any right or interest it may have therein.

9.4.	Contractor and Subcontractor agree that all data and Work Products produced pursuant to this Subcontract shall be considered work made for hire under the U.S. Copyright Act, 17 U.S.C. §101 et seq., and shall be owned by Contractor. If for any reason the Work Product would not be considered a work made for hire under applicable law, Subcontractor assigns and transfers to Contractor the entire right, title and interest in and to all rights in the Work Product and any registrations and copyright applications relating thereto and any renewals and extensions thereof.

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9.5.	Subcontractor shall execute all documents and perform such other proper acts as Contractor or Client may deem necessary for data and information required to be provided to Subcontractor or to secure for Contractor the rights pursuant to this section.

9.6.	Subcontractor represents and warrants that all of the Work Product, findings and recommendations disclosed and provided to Contractor during the performance and term of this Subcontract may lawfully be disclosed by Subcontractor and do not infringe on any rights of third parties.

10.	CONFIDENTIAL AND/OR PROPRIETARY INFORMATION:

10.1.	Subcontractor and Contractor acknowledge that confidential and/or proprietary information (“Confidential Information”) may be exchanged and disclosed between the parties pursuant to this Subcontract. Each Party may be a “Disclosing Party” and a “Receiving Party” under this Agreement.

10.2.	“Confidential Information” is defined as information, ideas, and data originated by, peculiar to, or in the possession of the Disclosing Party, and includes, but is not limited to, information, ideas, products and product development information, methodologies, processes, operations, research, writings, data, financial information and statements, financing documents, trade secrets, copyrights, computer software, documentation, specifications, systems, system architectures, hardware, concepts, designs, know-how, configurations, schedules, costs, previous proposal responses, solicitation response strategies, proposal preparation techniques, pricing policies, performance features, techniques, copyrighted matter, patentable and patented inventions, plans, methods, drawings, data, formulae, algorithms, tables, calculations, documents or other paperwork, computer program narratives, flow charts, source and object codes, business, sales and marketing plans and strategies, technical solutions to client requirements, dealings, arrangements, objectives, security protocol, customer data, business plans and development information and opportunities, locations and prospect and customer lists and information, and any other information that should reasonably be understood as confidential and/or proprietary relative to all discussions and information concerning the Prime Contract, Task Order, or Work under this Subcontract, in whatever form transmitted. The terms of this Agreement shall also be considered Confidential Information.

Any and all information disclosed by Contractor to Subcontractor belonging to or originating with the Client shall be treated as Confidential Information of the Contractor, without the requirement to mark such information as confidential or proprietary, and such information shall be subject to the same restrictions and protections from unauthorized use and disclosure afforded any other Confidential Information disclosed hereunder.

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Any and all information belonging to or originating with a third party, including, without limitation, that of any other partner on this Project, disclosed to Subcontractor by Contractor, or disclosed by that third party directly to Subcontractor and pertaining to this Project, shall also be considered Confidential Information of the Contractor and subject to the same restrictions and protections from unauthorized use and disclosure afforded any other Confidential Information under this Agreement, regardless of how disclosed. If such Confidential Information is disclosed directly to Subcontractor by the third party, there shall be no requirement to mark such information as confidential or proprietary.

10.3.	The Disclosing Party agrees to clearly label at the time of disclosure any written or tangible material that it considers Confidential Information, and to identify Confidential Information disclosed orally or visually as Confidential Information contemporaneous with disclosure. However, the failure to mark such information as “Confidential Information” shall not absolve the Receiving Party of its obligations with respect to Confidential Information under this Subcontract if such information should reasonably be understood as Confidential Information under this Subcontract or pursuant to industry standards.

10.4.	Each Party agrees that it will protect the other Party’s Confidential Information in the same manner as it protects its own Confidential Information, but in no event shall a Party exercise less than reasonable care, and that disclosure of Confidential Information within a Party’s organization shall be restricted to those individuals who are directly participating in the performance of this Subcontract and who are required to review the Confidential Information in order to perform their duties under this Subcontract. Contractor and Subcontractor further agree that the Disclosing Party’s Confidential Information shall not be used by the Receiving Party for any reason other than to effect the purposes of this Agreement. Contractor and Subcontractor agree not to reproduce Confidential Information except as required for their performance under this Subcontract, and not to disclose, sell, convey or otherwise divulge such Confidential Information to any third party either during or subsequent to the Period of Performance of this Subcontract.

10.5.	Any Confidential Information, materials or documents which is furnished to the Receiving Party by the Disclosing Party shall remain the property of the Disclosing Party and shall be promptly returned, accompanied by all copies of such documentation and materials derived from such materials or documents, at the direction of the Disclosing Party, or destroyed, with ten (10) days after receipt by the Receiving Party of a written notice by Disclosing Party requesting such return or destruction. Upon such request, all analyses, compilations, studies or other documents containing or reflecting the Receiving Party’s use of the Confidential Information will be destroyed by the Receiving Party, and such destruction confirmed to the Disclosing Party in writing.

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10.6.	The parties shall not be liable for disclosure of Confidential Information that:

a)       was at the time of receipt otherwise known to the Receiving Party, as shown by the Receiving Party, and is known without restriction of any kind; or

b)       has been published or is otherwise within the public domain or is otherwise generally known to the public at the time of its disclosure, except where such information has been published or become a part of the public domain as a result of being disclosed pursuant to a federal or state government requirement or solicitation where reasonable steps have been taken by the Party disclosing such information to keep such information confidential where possible; or

c)       is disclosed with the prior written approval of the other Party, if that Party has the right to consent to such disclosure; or

d)       is independently developed without use of the other Party’s Confidential Information; or

e)       is required to be disclosed by operation of law, or by order of a court of competent jurisdiction, provided the other Party has first been notified in writing of such disclosure and has been provided an opportunity to take appropriate action to protect their legal interest in the Confidential Information.

10.7.	Each Party represents that it has the right to disclose the Confidential Information that it is disclosing to the other Party. No right or obligation with respect to the Confidential Information, specifically, other than those expressly enumerated herein shall be created or implied by the fact that Confidential Information has been disclosed pursuant to this Subcontract or by the fact of the parties entering into this Subcontract. This Subcontract shall not alter any ownership rights with respect to Confidential Information, nor shall it be read to grant any license to any Confidential Information, trade secret, trademark, copyright or patent beyond the specific use expressly authorized by this Subcontract or as necessary for this Project, or as required by the Prime Contract and/or Task Order.

10.8.	The terms and conditions of this Article 10 shall explicitly survive the termination of this Subcontract and shall remain in effect for five (5) years thereafter.

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11.	ACCESS TO DATA AND INFORMATION TECHNOLOGY SYSTEMS.

11.1.	Contractor may provide Subcontractor with access to Contractor or Client owned or licensed data (collectively, “Data”) as well as Information Technology (IT) and communication systems, servers, platforms, and applications (collectively, “Systems”). Subcontractor agrees that the following actions or attempted actions related to these Data and Systems are prohibited: the unauthorized access, use, uploading to, downloading from, changing, circumventing, modifying, or deleting of Data and/or Systems, denying or granting third party access to these Data and/or Systems, and using Contractor and Client resources for the same. Contractor may in its sole discretion restrict Subcontractor’s access to these Systems and/or Data.

11.2.	Subcontractor further agrees to:

11.2.1.	Satisfactorily complete any and all Contractor and/or Client required training courses and obtain any and all required certifications and credentials in order to obtain access to Data and Systems;

11.2.2.	Sign and return any and all acknowledgements and/or agreements that may be required by Contractor and/or Client in order to obtain access to Data and/or Systems;

11.2.3.	Adhere to and abide by any and all Contractor and/or Client required rules of behavior, policies, processes, and procedures for accessing, labeling, using, protecting, storing, and handling Data and Systems; and

11.2.4.	Abide by and adhere to all applicable contract terms, laws and regulations with respect to the Data and Systems.

11.3.	If Subcontractor has access to Personally Identifiable Information (“PII”) or Protected Health Information (“PHI”), including beneficiary or recipient records, as those terms are defined by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) in any way under this Subcontract, Subcontractor agrees to protect such information as required by the Freedom of Information Act (“FOIA”), the Privacy Act of 1974, the Alcohol, Drug Abuse and Mental Health Administration Act, HIPAA, Public Law 104-191 as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, the final regulations to such Acts that the U.S. Department of Health and Human Services (“HHS”) has promulgated and set forth in 45 CFR Parts 160, 162, and 164 (collectively, the “HIPAA Rules”), 42 CFR Part 431, Subpart F, and Title 10 U.S.C.§1102, as well as any additional laws or regulations promulgated by the Federal Government or relevant State Governments. In general, beneficiary records must be protected, in terms of privacy and security, during use, transmission, storage, destruction and handling. Any unauthorized disclosure of such information or records must be reported immediately, and no later than within one business day, to Contractor.

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11.4.	Subcontractor also expressly agrees to abide by the Business Associates provisions flowed down through the Prime Contract flowdown, attached hereto as Exhibit A and/or the Task Order flowdown, attached hereto as Exhibit B, if any. Any questions concerning the use, protection, release and handling of data, information, or Systems, whether or not involving Contractor or Client Data and/or Systems, shall be referred to Contractor for direction.

12.	PERSONNEL AND LICENSING:

12.1.	Warrant of Personnel: Subcontractor warrants that it and all of its employees to be assigned to perform work under this Subcontract are not presently debarred or suspended or proposed for suspension or debarment by any federal or state government agency. Subcontractor further warrants that it has or shall obtain prior to performing the pertinent scope of Work, all licenses, certifications, permits, approvals, inspections and other authorizations required to perform the Work. Subcontractor shall obtain all such licenses, certifications, permits, approvals, inspections and other authorizations at its own expense, and such expense shall not be considered an allowable cost under the Subcontract unless explicitly agreed to by Contractor. Subcontractor further warrants that each of the personnel assigned by Subcontractor to perform under this Subcontract (i) possesses the necessary license(s), training, experience and qualifications to perform the duties to which he/she is assigned, and maintains such license(s), training, experience and qualifications throughout the Period of Performance, and (ii) is a citizen of the United States of America, if required by the terms of the Prime Contract and/or the Task Order, or, if not a United States citizen, has and will have at all times during the Period of Performance a valid and legal work status under the regulations of the United States Immigration and Naturalization Service.

12.2.	Background Investigations: Subcontractor is solely responsible for performing, or causing to be performed, all background investigations required by the Prime Contract and/or the Task Order of personnel performing work under Subcontractor’s Scope of Work, including, but not limited to, license and education verification, criminal background checks, OIG and/or GAO exclusion database checks. Subcontractor shall bear the cost of any such background investigations, including the cost of any additional information or investigations required during the Period of Performance.

12.3.	Removal of Personnel for Cause: Contractor may require Subcontractor to remove any individual assigned by Subcontractor to perform under this Subcontract at its sole discretion, which shall be reasonably exercised. Upon receipt of written notification from Contractor requiring Subcontractor to remove an individual from performing under this Subcontract, the identified individual shall cease work immediately and shall not be permitted to return to work on the scope of work pursuant to this Subcontract without written authorization from Contractor. Subcontractor shall identify for Contractor’s approval replacement personnel for any removed personnel within ten (10) calendar days of such removal.

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12.4.	Reserved.

12.4.1.	Reserved.

12.4.2.	Reserved.

12.5.	Reserved.

12.6.	Equal Opportunity: Contractor and Subcontractor shall abide by the requirements of 41 CFR §§ 60-1.4(a), 60-300.5(a) and 60-741.5(a). These regulations prohibit discrimination against qualified individuals based on their status as protected veterans or individuals with disabilities, and prohibit discrimination against all individuals based on their race, color, religion, sex, or national origin. Moreover, these regulations require that covered prime contractors and subcontractors take affirmative action to employ and advance in employment individuals without regard to race, color, religion, sex, national origin, protected veteran status or disability. (Text appears in bold as required by the Office of Federal Contract Compliance Programs (OFCCP).)

12.7.	This Subcontract is subject to the Federal Funding and Accountability Transparency Act (FFATA). Subcontractor hereby agrees to furnish certain information to the Contractor in order for the Contractor to complete its reporting requirements. The Federal Funding and Accountability Transparency Act Reporting Form is attached hereto as Exhibit G. Subcontractor shall complete this form and return the completed form to Contractor no later than ten (10) days after the full-execution of this Subcontract.

12.7.1.	Subcontractor hereby certifies that it has a Dun & Bradstreet Data Universal Numbering System (DUNS) number and is registered in the System of Award Management (SAM).

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13.	COMMUNICATIONS:

13.1	Subcontractor shall communicate only with Contractor and shall not, without prior written consent of Contractor, direct any communications to the Client regarding the scope of work or terms and conditions of this Subcontract, the Task Order and/or the Prime Contract. Subcontractor may attend meetings between Contractor and Client only when specifically requested by Contractor. Furthermore, Subcontractor shall not act in any way so as to interfere with or impede the contractual relationship between Contractor and Client, including, but not limited to, communicating with Client concerning its relationship with Contractor or any conversations with Contractor, any modification, expansion, cancellation or renewals of the Prime Contract, the Task Order or this Subcontract. Under no circumstances will Subcontractor act upon directions given to it by representatives of Client. If Subcontractor receives any direction or communication from a representative of Client, Subcontractor will notify Contractor as soon as possible and obtain written authorization from Contractor before taking any action based upon Client’s communication or direction. Contractor will not be liable for the cost of work done by Subcontractor without written authorization by Contractor.

13.2	Subcontractor Responsiveness: Subcontractor shall respond to all Contractor written notices, requests or communications in a timely manner. Subcontractor shall provide a written response to Contractor reasonably soon after its receipt of Contractor’s request, depending on the circumstances, but in no event later than three (3) business days. Such response shall reasonably address the details of Contractor’s communication.

13.3	Publicity: Subcontractor shall not issue a news release, public announcement, advertisement or similar form of publicity about its role in the Project (collectively, “Public Statement”) or use Contractor’s logo without express written approval from Contractor, and Client if necessary and appropriate. Contractor approval for Subcontractor’s Public Statement shall not be unreasonably withheld, provided that: (1) Subcontractor appropriately identifies Contractor as the Prime Contractor on this Project; (2) in advance of issuing the Public Statement, Subcontractor gives Contractor a reasonable opportunity to review and approve Subcontractor’s proposed Public Statement; (3) Subcontractor does not reference, describe, or include any confidential or Confidential information, or intellectual property, belonging to Contractor or to Client; and (4) Public Statements are permitted by the Client.

14.	TECHNICAL DIRECTION:

14.1.	Subcontractor’s performance of the Work under this Subcontract shall be subject to the technical direction of Contractor’s Project Director, or the Project Director’s designee. Such technical direction may include, but is not limited to:

14.1.1.	Prescribing and directing Subcontractor performance in accordance with the details of the Subcontract Scope of Work;

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14.1.2.	Monitoring timeliness and technical progress and performing technical evaluation of performance;

14.1.3.	Performing quality control, technical inspection and acceptance of Work, services, and deliverables;

14.1.4.	Interpreting the Subcontract Scope of Work and assisting the Subcontractor in the resolution of technical problems encountered during performance.

14.2.	The Project Director shall be responsible for inspecting and determining the acceptability of all products to be delivered under this Subcontract. Contractor shall have the right to inspect all materials and workmanship at any time. All Work under the Subcontract is subject to final acceptance by the Project Director.

14.3.	The Project Director does not have authority to and may not issue any direction which: changes the terms of the Subcontract Scope of Work; in any manner causes an increase in the Total or Current Funded Subcontract Price or the Subcontractor Pricing Information; changes the Subcontract Period of Performance; or changes any of the terms, conditions, or specifications of the Subcontract without approval of Legal Director.

14.4.	If the Subcontractor at any time believes that any technical direction constitutes a change in, or is outside the scope of the Subcontractor Scope of Work, or will prevent the completion of the Subcontractor Scope of Work in accordance with the terms of this Subcontract, Subcontractor shall seek immediate clarification in writing from Contractor detailing the reasons for any such belief. Subcontractor shall not proceed with any such work unless directed to do so by the Contractor. If Contractor issues Subcontractor a unilateral change order, Subcontractor may apply for equitable adjustment per Section 5, above.

14.5.	If the Subcontractor at any time believes that it will incur costs different from those set forth in the Subcontractor Pricing Information, attached hereto as Exhibit D, and/or as set forth in the Subcontract Scope of Work, attached hereto as Exhibit C, Subcontractor will notify Contractor prior to incurrence of those costs and will obtain express, written permission from the Contractor to proceed.

14.6.	Subcontractor agrees to and accepts sole responsibility for taking any corrective measures required for insufficient Work, including, without limitation, correcting the Work, training, corrective action, and any discipline or actions relating to its own employees.

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15.	AUDIT: Subcontractor shall, at all times during the term of this Subcontract and for a period that extends beyond the term of the Subcontract for five (5) years following the expiration or termination of this Subcontract, or for such longer period as the Prime Contract and/or Task Order, attached hereto as Exhibits A and B, respectively, may require, whichever is longer, maintain all records pertaining to this Subcontract, together with any supporting or underlying documents and materials. The Subcontractor shall, at a reasonable time requested by Contactor, whether during or after completion of this Subcontract and at Subcontractor’s own expense, make such records available for inspection and audit (including copies and extracts of records as required) by Contractor. Such records shall be made available to Contractor during normal business hours at the Subcontractor’s office or place of business, provided Subcontractor has been given a five (5) day prior, written notice. In the event that no such location is available, then the financial records, together with the supporting or underlying documents and records, shall be made available for audit at a time and location that is convenient for both parties. Subcontractor shall ensure Contractor has these rights with Subcontractor’s employees, agents, assigns, successors, and sub-Subcontractors, and the obligations of these rights shall be explicitly included in any subcontracts or agreements formed between the Subcontractor and any sub-Subcontractors to the extent that those subcontracts or agreements relate to fulfillment of the Subcontractor’s obligations to CONTRACTOR. Costs of any audits conducted under the authority of this right to audit by Contractor and not addressed elsewhere will be borne by Contractor unless certain exemption criteria are met. If the audit discovers substantive findings related to fraud, misrepresentation, or non-performance, Contractor may recoup the costs of the audit work from the Subcontractor; provided, that the parties recognize that this shall not be the exclusive remedy for any such finding. Any adjustments and/or payments that must be made as a result of any such audit or inspection of the Subcontractor’s invoices and/or records shall be made within a reasonable amount of time (not to exceed 90 days) from presentation of Contractor’s findings to Subcontractor.

16.	DISPUTES:

16.1.	Disputes Solely Between Contractor and Subcontractor: Any claim, controversy or dispute solely between Contractor and Subcontractor arising out of or related to this Subcontract shall be resolved exclusively in the courts of the State of Maryland or the United States District Court for the District of Maryland, or, in the alternative, through an Alternative Dispute Resolution procedure agreed to by both parties. Notwithstanding the foregoing, before filing in a court of competent jurisdiction or pursuing any other means of resolution in law, the Parties shall endeavor to resolve all disputes through informal means. Any claim, controversy, or dispute arising out of or relating to this Subcontract, including the threatened, alleged, or actual breach of this Subcontract by either Party, which is not disposed of by mutual agreement within a period of thirty (30) days after one Party has provided written notice of the claim, controversy, or dispute to the other, shall be subject to executive level review by each Party. Each Party shall appoint an executive level officer to meet for the purpose of endeavoring to resolve such dispute. If this review process is not successful within a reasonable period of time, not to exceed ninety (90) days from a Party’s receipt of a written notice of claim from the other Party, then, if the Parties agree on Arbitration, the dispute shall be resolved by an Alternative Dispute Resolution held in the MD, DC, or Northern VA area. If the Parties do not agree on Arbitration, the dispute may be resolved by filing in a court of competent jurisdiction in the State of Maryland. The Parties agree to be subject to the exclusive jurisdiction of the courts of the State of Maryland in actions that may arise under this Subcontract. This Section shall not be read as to preclude any remedies available to either Party in equity for a breach or threatened breach of Section 10.

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16.2.	Disputes Under the Prime Contract or Task Order: Unless otherwise indicated in the Prime Contract or Task Order, the Disputes Clause of the Federal Acquisition Regulations (“FAR”) § 52.233-1, Disputes, shall govern all disputes between Subcontractor and Contractor relating to any Client decisions, direction or other action that affects this Subcontract and/or the Subcontractor (“Dispute”). In the case such a Dispute arises, the following procedures and limitations shall apply:

16.2.1.	Subcontractor will prepare the necessary documentation in order to allow the Dispute to be submitted to the Client, as required by the Federal Acquisition Regulations, including all necessary certifications. To the extent that Contractor is required by the Contract Disputes Act or otherwise to provide a certification as to a Subcontractor Dispute, Subcontractor shall make available to Contractor all required documentation necessary to allow Contractor to execute the required certification.

16.2.2.	Contractor will submit the Dispute to the Client’s Contracting Officer under the Prime Contract or the Task Order, as applicable. Contractor will forward to Subcontractor the Contracting Officer’s Final Decision (“COFD”) within fifteen (15) days of receipt by Contractor. The COFD will be final and binding upon Subcontractor unless appealed pursuant to the Disputes Clause of the Prime Contract, and the decision whether to appeal shall be determined by Contractor at its sole discretion.

16.2.3.	Contractor will notify Subcontractor of its decision whether to appeal a COFD relating to a Subcontractor Dispute within twenty (20) days of Contractor’s receipt of the COFD. If Contractor decides to appeal a COFD relating to a Subcontractor Dispute, Subcontractor will provide Contractor all reasonable assistance and documentation in pursuing such an appeal, and Subcontractor shall be responsible for all costs and expenses incurred by Contractor in sponsoring such appeal.

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16.3.	Unless directed or permitted by Contractor or Client to do so, it shall be a material breach of this Subcontract for Subcontractor to stop work in the event of a Dispute, except in the event that Contractor has materially breached this Subcontract and such breach has not been cured within thirty (30) days after Subcontractor’s provision of written notice to Contractor of the breach. Such notice shall contain a detailed description of the breach and documented support of Subcontractor’s contention.

17. CONFLICT OF INTEREST: A “Conflict of Interest” may exist whenever there are circumstances that may bias a Subcontractor’s judgment, give rise to an unfair competitive advantage, or impair objectivity. Without limitation, such circumstances may exist when a Subcontractor obtains Confidential information from a government official without proper authorization, has access to source selection information, or where there are any current or prior relationships or activities between the Subcontractor, its officers and employees, and any other entity, or that entity’s officers and employees, which may create a financial, non objective, or personal or imputed interest, on the part of Subcontractor, relative to this Subcontract. The term “Conflict of Interest” includes all circumstances that have the appearance of, the potential to, or may actually render Subcontractor unable to provide the Contractor or Client with objective, impartial, and unimpaired assistance, products, service, or advice when performing under this Subcontract.

17.1.	No Existing Conflicts: Subcontractor represents and warrants that to the best of its knowledge and belief, no actual, apparent or potential Conflicts of Interest, or any circumstances, relationships or activities that may give the appearance of being a Conflict of Interest, currently exist.

17.2.	Conflict Avoidance: Subcontractor expressly agrees that, during the term of this Subcontract and any anticipated extensions or option periods, if applicable, it shall act so as to avoid any Conflict of Interest or the appearance of a Conflict of Interest, with respect to this Subcontract, the Prime Contract and Task Order, and shall not solicit any business or execute any agreements with third parties that would create a Conflict of Interest. Thus, as a material obligation hereunder, Subcontractor agrees that it will not, during the term of this Agreement, form a relationship that results in an Conflict of Interest.

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17.3.	Required Disclosure: Subcontractor expressly agrees to promptly and completely disclose to Contractor, in writing, the details of any Conflict of Interest or any circumstances that may give rise to or the appearance of being a Conflict of Interest, or a potential Conflict of Interest, along with an explanation and a mitigation plan (collectively, “Mitigation Plan”), prior to the execution of this Subcontract, and at any time a Conflict of Interest arises or is discovered throughout the period of performance of this Subcontract. Subcontractor’s duty to notify Contractor of such Conflicts of Interest and provide a detailed Mitigation Plan shall be ongoing. Subcontractor’s Mitigation Plan shall include all relevant facts and details regarding the Conflict of Interest and the surrounding circumstances, a description of the actions that the Subcontractor has or proposes to take, to avoid, mitigate, or neutralize the Conflict of Interest, and any other such information as may be reasonably required by the Contractor or Client in order to adequately evaluate the situation. Contractor, in its sole discretion, may work with Subcontractor to mitigate such Conflicts of Interest, where possible, or may terminate this Subcontract, in whole or in part, without penalty or any further obligation to Subcontractor, except for those obligations that survive termination under Section 17.18, in accordance with Section 8, above.

17.4.	Contractor Discretion: If Contractor discovers that Subcontractor has failed to disclose any Conflicts of Interest either prior to the execution of this Subcontract or throughout the life of the Subcontract, or has acted in a manner so as to create a Conflict of Interest, Contractor may terminate this Subcontract for cause in accordance with Section 8.1, above, without being required to observe any otherwise applicable “cure” period and may pursue any remedies Contractor may have at law or in equity.

18. CLOSEOUT: Upon completion of the Subcontract, whether by the expiration of the period of performance, as extended pursuant to Article 4 above, or by termination of the Subcontract for cause or convenience, Subcontractor shall return to Contractor with all deliverables and Work Product created under the Subcontract, all documents and property relating to the Subcontract, the Prime Contract and/or the Task Order, including, but not limited to, all hardware, software, data, written materials, recorded material, and all copies, abstracts or summaries of such information. If requested by Contractor, Subcontractor will execute required closeout documents at the conclusion of this Subcontract and shall submit a final invoice as required by Section 6, above.

19.	MISCELLANEOUS:

19.1.	Inconsistent Terms: To the extent that any provision of this Subcontract is inconsistent with any provision of the Prime Contract and/or Task Order, including all incorporated FAR clauses and/or other incorporated clauses, the Subcontract provision shall govern and supersede such inconsistent provision of the Prime Contract and/or the Task Order. The pertinent portions of the Prime Contract and the Task Order are attached hereto as Exhibit A and Exhibit B, respectively, and are incorporated in their entirety as if fully and correctly set forth herein.

19.2.	Sub-subcontractors to be Bound: Subcontractor shall bind all lower-tier subcontractors, suppliers and other third parties with which it contracts to perform under the scope of Subcontractor’s Work to the performance obligations that Subcontractor assumes toward Contractor. Subcontractor hereby expressly agrees to be primarily liable to Contractor for all acts or omissions of any and all of its Subcontractors or Consultants used in the performance of this Subcontract in any way.

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19.3.	Assignment: Subcontractor will not sell, assign, subcontract, transfer, or set over this Subcontract or any part thereof or interest therein, or assign any monies due hereunder, without the written consent of Contractor. Any part of the Work provided for herein which may be subcontracted by Subcontractor shall be by written agreement only, upon the same form of agreement as this Subcontract, and shall be subject to the approval of the Contractor, which approval shall not be unreasonably withheld.

19.4.	Entire Agreement: This Subcontract constitutes the entire agreement of the parties and all prior representations and communications, whether written or oral, are deemed to be merged herein. No modification to this Subcontract shall be binding unless made in writing signed by authorized representatives of both parties. No oral statement of any person shall in any manner or degree shall modify or otherwise affect the terms of this Subcontract. All Contract Documents, Exhibits, attachments and addenda hereto, if any, constitute an integral part of this Subcontract.

19.5.	Governing Law: This Subcontract shall be interpreted in accordance with Federal Government contract law, and, where such law is not applicable, with the laws of the State of Maryland without regard to choice of law rules.

19.6.	Attorneys’ Fees: In the event suit is brought to enforce or interpret any part of this Subcontract, the prevailing party shall be entitled to recover as an element of the costs of suit, and not as damages, reasonable attorneys’ fees to be fixed by the Court.

19.7.	Severability: If any provision of this Subcontract is held invalid by a court of competent jurisdiction, such provision shall be deemed to be severed from this Subcontract and, to the extent possible, this Subcontract shall continue without effect to the remaining provisions.

19.8.	Waiver: It is further agreed that no waiver by either party of any breach of or default under any term or condition in this Subcontract shall operate as a subsequent waiver of such term or condition, or of any subsequent breach or default of such term or condition or any other term or condition hereof. No waiver of any provision of this Subcontract shall be effective unless made in a writing signed by the party against whom such waiver is sought to be enforced.

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19.9.	Remedies not Exclusive: All rights conferred under this Subcontract or by any other instrument or law will be cumulative and may be exercised singularly or concurrently.

19.10.	Independent Contractor: Subcontractor acknowledges that for the purposes of this Subcontract, Subcontractor is an independent contractor and shall not be deemed or claim to be an employee of Contractor. In no way shall the terms of this Agreement create a joint employment relationship. The responsibility for compliance with labor and employment laws rests with the Subcontractor. Subcontractor is solely responsible for all control over its own employees, including, without limitation, hiring and termination of employees, supervision and control over employee schedules and work conditions, determination of employee pay rates and method of payment, and maintenance of employment records for all employees. The method of payment by Contractor to Subcontractor is not intended to, and shall not affect Subcontractor’s duty and discretion to determine the means of paying its own employees. Subcontractor assumes exclusive liability for all excises, sales, use or similar taxes applicable to any materials, supplies, equipment or tools, which Subcontractor buys, rents, leases, uses or consumes in conjunction with the performance of the this Subcontract. In no event shall Contractor be liable for taxes based on Subcontractor’s revenue, net income, payroll or franchise.

19.11.	Non-Solicitation: Contractor and Subcontractor agree not to knowingly solicit for employment the employees of the other party involved in the performance of this Subcontract for a period of one year from the termination of the Subcontract. This provision shall not preclude employees of either party from independently pursuing employment opportunities with the other party, whether on their own or in response to general solicitations, including but not limited to job postings published in newspapers, trade publications/tradeshows and/or websites.

19.12.	Limitation on Liability: Except for a breach of Sections 9, 10, or 11, in no event shall either party be liable for any incidental, special, or consequential damages whatsoever, including, but not limited to, lost profits or interruption of business damages, related to the Work under this Subcontract, regardless of any notice or knowledge of the possibility of such damages. The limitations of this Section shall not apply to Section 7, Indemnification.

19.13.	Liens: Subcontractor hereby waives and relinquishes its right to file or record any lien which is in any way related to its Work under this Subcontract. Subcontractor further agrees that it will include language in all agreements with subcontractors and/or suppliers requiring that such sub-subcontractor and/or supplier waive their lien rights relative to the Work under the Subcontract.

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19.14.	Insurance: Subcontractor warrants that it has, or agrees to obtain, within five (5) business days upon execution of this Subcontract, insurance in the coverages and amounts specified below for the entire Period of Performance, including all extensions thereof:

19.14.1.	Workers’ Compensation Insurance (including a stop gap endorsement and all states endorsement): $500,000 per accident;

19.14.2.	Employer’s Liability Insurance (which shall not contain an occupational disease exclusion): $500,000 combined single limit per accident for bodily injury and property damage;

19.14.3.	Comprehensive General Liability Insurance: $500,000 combined single limit per accident for bodily injury and property damage;

19.14.4.	Comprehensive Automobile Liability Insurance for owned, hired or non-owned vehicles used in performance under this Agreement: $500,000 combined single limit per accident for bodily injury and property damage;

19.14.5.	Professional Liability Errors and Omissions Insurance: $1,000,000 combined single limit per accident for bodily injury and death; $1,000,000 annually, in the aggregate, under a combined single limit.

19.14.6.	Cyber Liability Insurance: $1,000,000 per claim.

Subcontractor further agrees to provide Contractor with a certificate of insurance, evidencing Subcontractor’s coverage, within ten (10) business days upon execution of this Subcontract and at any time upon request from Contractor. Such certificate shall name Contractor as an additional insured.

19.15.	Compliance with Laws: Subcontractor agrees that in performing under this Subcontract, Subcontractor and all Subcontractor personnel will comply with all applicable laws, rules, and regulations now or hereafter in effect in all jurisdictions where Subcontractor is to perform the Services or where Contractor or Client is to receive the Services, including without limitation, all laws, rules and regulations contained in the Prime Contract Flowdowns and Task Order Flowdowns, attached hereto as Exhibits A and B, respectively. Subcontractor shall further comply with all applicable federal and state law and regulations, and international requirements.

19.16.	Notices: Any notice given by Contractor or Subcontractor to the other party shall be sent to the following addresses, which may be changed upon written notice to the other party:

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To Contractor:	To Subcontractor:

Avi Benus, CEO	GUTHRIE REBEL EVP
IMPAQ International, LLC	Precision Opinion
10420 Little Patuxent Parkway, Suite 300	101 Convention Center Drive
Columbia, MD 21044	Las Vegas, NV 89109
abenus@impaqint.com	bba um@precisionopinion.com

Copy to:

IMPAQ International, LLC

Attn: Paul Wright, Legal Director

10420 Little Patuxent Parkway, Suite 300

Columbia, MD 21044 contracts@impaqint.com

19.17.	Warranty: Subcontractor warrants and represents that:

19.17.1.

All services performed under this Subcontract will be performed with the standard of a fully qualified professional, be free from defects, including without limitation defects in design and fitness, be merchantable, of first class materials and workmanship, suitable and sufficient for the intended purpose, conform to the requirements of the Subcontract, and be performed in strict compliance with any regulatory or international standards specified in the Statement of Work for this Subcontract. Any services corrected or re-performed will be covered by this warranty. The warranty provided above applies unless a more extensive warranty is specified as in the Prime Contract Flowdown or Task Order Flowdown (Exhibits A and B), or is regularly offered by Subcontractor, in which case the greater warranty shall apply.

19.17.2.	Subcontractor shall use best efforts to complete its assigned Subcontract Scope of Work, attached hereto as Exhibit C, according to the requirements of the Contractor and Client to the extent provided in the Subcontract Scope of Work, and as flowed down to Subcontractor in the Prime Contract Flowdown and/or Task Order Flowdown, attached hereto as Exhibits A and B, respectively, within The Current Funded Subcontract Price, and that it shall use efficient methods and effective cost controls to avoid any cost overruns.

19.17.3.	The Current Funded Subcontract Price is sufficient for Subcontractor to complete the Subcontract Scope of Work.

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19.18.	Notice of Debarment or Suspension: Subcontractor shall provide immediate notice to Contractor in the event of being suspended, debarred, or declared ineligible by any agency or Department of the U.S. Government, or upon receipt of a notice of proposed debarment from any agency or department of the U.S. Government, during the performance of this Subcontract.

19.19.	Survival of Terms: The following terms shall survive the expiration or termination of this Agreement for any reason: Section 7 (Indemnification); Section 9 (Work Product, Ownership and Use of Information); Section 10 (Confidential and/or Proprietary Information); Section 16 (Disputes); Section 18 (Closeout); Section 19.1 (Inconsistent Terms); Section 19.5 (Governing Law); Section 19.7 (Severability); Section 19.8 (Waiver); Section 19.11 (Non-Solicitation); Section 19.12 (Limitation on Liability); Section 19.13 (Liens); and Section 19.17 (Warranty), and any other provisions, which, by their terms, should reasonably survive termination.

19.20.	Time: Time is of the essence in this Subcontract.

19.21.	Force Majeure: For the purposes of this Agreement, a “Force Majeure Event” means, with respect to a Party, any event or circumstance, regardless of whether it was foreseeable, that is not caused by that Party and not reasonably within the control of that Party, and which occurs despite all reasonable attempts to avoid, mitigate or remedy, and which prevents a Party wholly or partly unable to perform its obligations under this Agreement, such as acts of God, war, riots, civil insurrections, cyclones, hurricanes, floods, fires, explosions, earthquakes, lightning, storms, chemical contamination, epidemics or plagues, acts or campaigns of terrorism or sabotage, blockades, embargoes, accidents or interruptions to transportation, trade restrictions, acts of any Governmental Authority after the date of this Agreement, strikes and other labor difficulties, and other events or circumstances beyond the reasonable control of such Party, except that a Force Majeure Event will not include any a strike or other labor unrest that affects only one Party, an increase in prices, or a change of law, or any act, event, cause or occurrence which is the result of a Party’s own financial condition or negligence. If a Force Majeure Event occurs:

19.21.1.	The Party that is prevented by the Force Majeure Event from performing under this Agreement (the “Nonperforming party”) shall promptly notify the other party of occurrence of that Force Majeure Event, its nature and effect on performance, and the expected duration. Thereafter the Nonperforming Party shall update that information as reasonably necessary. If such notice is not in writing, the Nonperforming Party will confirm the notice in writing as soon as practicable.

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19.21.2.	The Nonperforming Party will be excused from performing the obligations from which it is prevented from performing, from the inception of any such inability until it is corrected, but not longer, and on condition that it complies with all obligations so far as they are unaffected by the Force Majeure Event.

19.21.3.	During a Force Majeure Event, the Nonperforming Party shall use reasonable efforts to (a) limit damages to the other Party; (b) correct such inability to perform to the extent it may be corrected through the exercise of reasonable diligence and (c) resume performance under this Agreement as soon as is reasonably possible.

20.       INCORPORATED AND FLOWDOWN PROVISIONS: Subcontractor acknowledges that the Scope of Work provided for in this Subcontract is subject to the terms of the Prime Contract between Contractor and Client and the related Task Order. The clauses identified by reference and/or full text in the Prime Contract and Task Order, attached hereto as Exhibits A and B, respectively, flow down and are explicitly incorporated into this Subcontract as if fully and correctly set forth herein. Those clauses that are identified and incorporated by reference, only, apply as if they had been included in full text. Subcontractor recognizes that some portions of the clauses incorporated by reference or full text into the Subcontract may not be applicable to Subcontractor or to the Subcontract.

When interpreting the meaning of the flowdown clauses attached hereto, including, without limitation, the obligations of a Business Associate, unless the context of the clause clearly requires otherwise, the term “Contractor” and the equivalent shall mean Subcontractor, the term “Contract” and the equivalent shall mean this Agreement, and the terms “Government”, “ordering activity”, and the specific agency or Client identified in this Subcontract; and “Contracting Officer”, and equivalent terms or phrases, shall mean IMPAQ International, LLC and IMPAQ’s Contracting Representative, hereby identified as Paul Wright (previously identified in paragraph 18.15, “Notices”), respectively.

21.       ORDER OF PRECEDENCE: In the event of ambiguity, or a direct conflict of terms between this Subcontract and the Prime Contract Flowdowns and Task Order Flowdowns, attached hereto as Exhibits A and B, respectively, this Subcontract controls. The order of precedence is as follows: This Subcontract, Exhibit A, Exhibit B, Exhibit C, Exhibit D, Exhibit E, and Exhibit F, if included.

NOW, THEREFORE, the parties hereto have entered into this Subcontract effective as of the date first appearing above.

[Signatures will Appear on the Next Page]

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IMPAQ International, LLC		Precision Opinion, Inc.
(“Contractor”)		(“Subcontractor”)

By:	/s/ Avi Benus	By:	/s/ Guthrie Rebel
Name:	Avi Benus	Name:	Guthrie Rebel
Title:	CEO	Title:	EVP
Date:	4/6/2017	Date:	4/4/17

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EXHIBITC

SUBCONTRACT SCOPE OF WORK

NATIONAL IMPLEMENTATION OF MEDICARE CAHPS FEE-FOR-SERVICE SURVEY
SUBCONTRACT SCOPE OF WORK

Project Setup and Management Component

The project setup and management component includes fixed tasks required to prepare for field operations, receive and process sample information, provide for data security and the protection of respondent confidentiality, prepare datasets of survey results and sample dispositions and transmit these to IMPAQ, participate in internal team status meetings, and respond to occasional ad hoc requests. These setup and management tasks would be independent of the size of the sample and the amount of the field data collection requirements and would be fixed in scope.

Task 1: Maintain Confidentiality Procedures. Confidentiality shall be maintained in a secure manner including storing data electronically in a FISMA enclave with DFA and limiting the number of staff with access to the data. For data obtained in hard copy, data should be kept in a secure location with access restricted to authorized staff. Confidentiality agreements with all staff are to be obtained.

Task 2: Develop and Implement Data Security Procedures. The subcontractor shall develop and implement procedures to ensure the secure and confidential storage of all Medicare CAHPS data files. As noted above, the subcontractor shall put in place all paperwork, including appropriate Data Use Agreements and any other data security documents required to obtain access to and assure confidentiality of all person-level information of persons with Medicare in the survey samples and data files preparation processes. All data collection procedures and data storage shall also comply with all Health Insurance Portability and Accountability Act (HIPAA) requirements of the Federal government. Additional information on the HIPAA regulations can be found at: http://www.hhs.gov/ocr/hipaa/.

Task 3: Program CATI for Telephone Interviews. The follow-up telephone survey shall be conducted through the use of a Computer Assisted Telephone Instrument (CATI) using Voxco Command Center. IMPAQ will provide the questionnaire programming files and a final specification document for testing. The subcontractor shall set up and test the programming provided by IMPAQ. The CATI instrument and telephone follow-up shall be prepared and conducted in both English and Spanish languages. We estimate that the Medicare FFS CAHPS survey will include approximately 69 questions (a total of 90 items).

Task 4a: Receive Sample Files. Subcontractor will conduct CATI interviews with a sample of non-respondents to the mail survey. IMPAQ will provide all sample files. IMPAQ will arrange for the subcontractor to receive the sample file via a secure transfer mechanism. Upon receipt, the subcontractor will inspect the file and perform appropriate quality control processes. The subcontractor will be responsible for loading the telephone sample into their CATI software and sample management system. Daily, IMPAQ will provide additional files of late-arriving mail responders, and the subcontractor will cease calling attempts on these numbers.

Task 4b: Daily File Delivery. Subcontractor will deliver daily files of cumulative survey results as well as IDs for all records that have reached a final disposition. IMPAQ will arrange for the subcontractor to transmit these files via a secure transfer mechanism.

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Task 5: Prepare Training Materials for Telephone Interviewers. The subcontractor will work closely with IMPAQ to prepare and implement training for all telephone interviewers with electronic materials provided by IMPAQ. IMPAQ staff will attend and conduct training with subcontractor on April 10-11 with the expectation that additional trainings will continue as needed and be concluded no later than April 17. IMPAQ staff will lead the general project training, questionnaire review, and HIPAA training. The subcontractor will be responsible for leading training on the CATI system, interviewing techniques, refusal avoidance and conversion, and other procedural issues.

Task 6: Deliver Final Results. At the conclusion of the field period, subcontractor will prepare a final clean dataset of collected cases in a mutually agreeable format and provide this dataset to IMPAQ via a secure transfer mechanism. Additionally, subcontractor will provide the complete calling record file showing all call attempts to each number in the original sample with a call disposition code assigned.

Task 7: Participate in Internal Status Meetings and Respond to AdHoc Requests. During the startup period as well as the telephone follow-up field period, subcontractor will participate in periodic internal team conference calls to monitor project status. Additionally, subcontractor will respond to occasional reasonable requests from IMPAQ for information related to specific respondents, current field status, and clarification of processes.

Field Data Collection Component

The field data collection component includes those tasks related to conducting telephone survey operations, exclusive of the fixed setup and management tasks. Resource requirements for this component would be directly related to the size of the initial sample.

Task 8a: Conduct Telephone Interviews. We expect there will be up to 190,000 cases, dependent of the availability of telephone numbers and IMPAQ’s capacity to retain sample in-house. Outbound calling will begin in April 19 and will last until June 2. Up to two telephone numbers will be provided for each case at the outset and up to 5 call attempts can be made for each individual telephone number. No number shall receive more than 5 call attempts.

Calls should be made from 9am to 12am EST. Approximately 75% of the sample will be in the Eastern and Central time zones. Calls must be conducted in English or Spanish.

Task 8b: Provide Telephone Monitoring and Oversight. Telephone interviewers shall be adequately supervised and monitored throughout the telephone data collection period in order to ensure that they are following established protocols and procedures. The monitoring and evaluation program shall include, but is not limited to the following oversight activities:

●	Allowing IMPAQ staff to silently monitor.

●	Randomly monitoring 10% interviews through silent monitoring using electronic telephone interviewing system software or an alternative system. This monitoring shall include attempts as well as completed interviews, and be conducted across all interviewers and times of the day.

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